Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Banco de Bogotá S.A.	Colombia

Banco de Occidente S.A.	Colombia

Banco Popular S.A.	Colombia

Banco Comercial AV Villas S.A.	Colombia

Sociedad Administradora de Fondos de Pensiones y Cesantías Porvenir S.A.	Colombia

Corporación Financiera Colombiana S.A.	Colombia

BAC Credomatic Inc. (formerly BAC Credomatic GECF, Inc.)	British Virgin Islands

BAC International Corporation	British Virgin Islands

Credomatic International Corporation	British Virgin Islands

BAC International Bank, Inc.	Panamá